Exhibit 99.1

May 17, 2013	Contact: Brainerd
Phone: 212-986-6667

Kroenke Sports & Entertainment, LLC

Completes Acquisition of Outdoor Channel Holdings, Inc.

DENVER, COLORADO – May 17, 2013 – Kroenke Sports & Entertainment, LLC (“KSE”) today announced that it has completed the previously-announced acquisition of Outdoor Channel Holdings, Inc. (NASDAQ: OUTD) (“Outdoor Channel”) for $10.25 per share in cash, pursuant to which Outdoor Channel has become a wholly-owned subsidiary of KSE.

The acquisition adds Outdoor Channel’s impressive array of outdoor programming to KSE’s leading sports and multimedia portfolio (which includes Altitude Sports & Entertainment (regional sports network), the Colorado Avalanche (National Hockey League), Denver Nuggets (National Basketball Association), Colorado Rapids (Major League Soccer) and Colorado Mammoth (National Lacrosse League), as well as a 50% interest in World Fishing Network). This combination will enable Outdoor Channel to expand in serving the vast and growing consumer base for outdoor enthusiast programming while providing an unparalleled platform for distributors, producers and advertisers.

Jim Martin, President and CEO of KSE, commented: “Outdoor Channel is already the nation’s leading channel in the outdoor genre. As a part of KSE, Outdoor Channel will be well positioned – competitively, strategically and financially – to meet the needs of its customers and business partners in the future. The acquisition also presents exciting new opportunities both for Outdoor Channel and for KSE as a whole.”

“We are proud to be a new part of the KSE family,” said Tom Hornish, President and CEO of Outdoor Channel. “This is an exceptional transaction that will permit Outdoor Channel to continue its commitment to achieving the highest quality content, the broadest reach and partnering with the top brands. Being under the KSE umbrella will also greatly strengthen our ability to invest in assets, expand our distribution and continue to generate the unparalleled experience our viewers expect. Stan Kroenke is an avid sportsman and conservationist, as well as one of the country’s most respected sports owners and media leaders. We look forward to working with him and his management team to reach our shared vision for growth and reach for the network.”

About KSE

Denver-based Kroenke Sports & Entertainment is one of the world’s leading ownership, entertainment and management groups. As owners and operators of Pepsi Center, the Paramount Theatre, Dick’s Sporting Goods Park, the Colorado Avalanche (NHL), Denver Nuggets (NBA), Colorado Mammoth (NLL) and Colorado Rapids (MLS), KSE’s sports and entertainment assets are second to none. Additional properties under KSE’s umbrella include Altitude Sports & Entertainment, a 24-hour regional television network; Altitude Authentics, the company’s official retail provider; and TicketHorse, the official ticketing provider for KSE teams and venues. KSE is also a 50 percent partner in the World Fishing Network, which has headquarters in Colorado and Toronto.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates Outdoor Channel and Winnercomm Inc. Nielsen estimated that Outdoor Channel had approximately 39.8 million cable, satellite and telco subscribers for May 2013. Outdoor Channel offers programming that captures the excitement of hunting, fishing, shooting, adventure and the Western lifestyle and can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic broadband website. Winnercomm is one of America’s leading and highest quality producers of live sporting events and sports series for cable and broadcast television. The Company also owns and operates the SkyCam and CableCam aerial camera systems which provide dramatic overhead camera angles for major sports events, including college and NFL football. For more information please visit http://www.outdoorchannel.com.

Contact Information

Nancy Zakhary | Brainerd Communicators, Inc. | 212-986-6667 | nancy@braincomm.com